Exhibit 10.2

RESTRICTED STOCK AGREEMENT

NABORS INDUSTRIES LTD.

This Restricted Stock Grant (“Grant”) is made as of this ___ of June, 20__ by NABORS INDUSTRIES LTD. (“NIL” or the “Company”) to __________ (“Grantee”), pursuant to the Nabors Industries Ltd. 2016 Stock Plan (“2016 Plan”).

WHEREAS, Grantee is eligible to receive this Grant pursuant to the 2016 Plan.

NOW THEREFORE, in accordance with the terms of the 2016 Plan, the Company has made this Grant and has issued or transferred to Grantee common shares of NIL, par value $0.001 per share (“Common Shares”), upon the following terms and conditions:

1.	Number of Shares. The number of Common Shares awarded under this Grant is ______.

2.	Rights of Grantee as Shareholder. Grantee, as the owner of the Common Shares issued or transferred pursuant to this Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Grant.  If Grantee receives any additional shares by reason of being the holder of the Common Shares issued or transferred under this Grant, all of the additional shares shall be subject to the provisions of this Grant.  Initially, the Common Shares will be held in an account maintained with the processor under the Plan (the “Account”).  If requested, the Company may provide Grantee with a certificate for the shares, which would bear a legend as described in Section 5.

3.	Restriction Period. The period of restriction (“Restriction Period”) for the Common Shares issued under this Grant shall be the one-year period following the date of this Grant.

4.	Terms and Conditions. This Grant is subject to the following terms and conditions:

a.

If Grantee ceases for any reason to be a director of NIL for any reason other than as a result of the death or Disability of Grantee, any unvested portion of this Grant shall be forfeited, all interest of Grantee in such shares shall terminate, and Grantee shall cease to be a shareholder with respect to such shares.

b.

During the Restriction Period, Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of this Grant.  Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of this Grant, whether voluntary or involuntary, shall be ineffective and the Company (i) shall not be required to transfer the shares, (ii) may impound any certificates for the shares or otherwise restrict Grantee’s Account and (iii) shall hold the certificates until the expiration of the Restriction Period.

c.

This Grant is subject to, and Grantee agrees to be bound by, all the terms and conditions of the 2016 Plan, as it may be amended from time to time in accordance with its terms.  Pursuant to the 2016 Plan, the Board or a committee thereof established for such purposes is vested with conclusive authority to interpret and construe the 2016 Plan and this Grant, and is authorized to adopt rules and regulations for carrying out the 2016 Plan.  Grantee acknowledges that Grantee has been provided with a copy of the 2016 Plan.

5.	Legend on Certificates. Any certificate evidencing ownership of Common Shares issued or transferred pursuant to this Grant that is delivered during the Restriction Period may, in the Company’s discretion, bear the following legend on the back side of the certificate:

These shares have been issued or transferred subject to a Restricted Stock Agreement and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntary or involuntary, and a provision requiring transfer of these shares to Nabors Industries Ltd. without any payment in the event of termination of the service of the registered owner, all as more particularly set forth in the Restricted Stock Agreement, a copy of which is on file with the Company.

At the discretion of NIL, NIL may hold the Common Shares issued or transferred pursuant to this Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to Grantee bearing the legend set forth above.

6.	Withholding Tax. Before NIL removes restrictions on the transfer of or delivers a certificate for Common Shares issued or transferred pursuant to this Grant, Grantee shall be required to pay to NIL or its designated affiliate the amount of federal, state or local taxes, if any, required by law to be withheld (“Withholding Obligation”).  NIL may withhold the number of shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of shares (“Net Shares”), unless NIL receives notice not less than 5 days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit.  Notwithstanding any such notice, if Grantee has not delivered funds within 15 days after the Withholding Obligation arises, NIL may elect to deliver Net Shares.

7.	Notices and Payments. Any notice to be given by Grantee under this Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator at the offices of NIL in Hamilton, Bermuda, or at such address as may be communicated in writing to Grantee from time to time.

8.	Section 83(b) Election. If Grantee makes an election pursuant to Section 83(b) of the Internal

Revenue Code, Grantee shall promptly (but in no event after 30 days from the date hereof) file a copy of such election with NIL.  Grantee, by accepting this Grant, acknowledges (a) that Grantee has been advised to consult with a tax advisor regarding the tax consequences of this Grant and (b) that timely filing a Section 83(b) election (if Grantee chooses to do so) is Grantee’s sole responsibility, even if Grantee requests NIL or any of its affiliates or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) to assist in making such filing or to file such election on Grantee’s behalf.

9.	Waiver. The waiver by NIL of any provision of this Grant shall not operate as, or be construed to be, a waiver of the same or any other provision hereof at any subsequent time for any other purpose.

10.	Governing Law & Severability. The 2016 Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware.  If any provision of this Agreement should be held invalid, the remainder of this Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

11.	Entire Agreement. This Agreement, together with the 2016 Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Grantee has duly executed this Agreement as of the day and year first written above.

GRANTEE

By:______________________________

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed by its duly authorized officer as of the day and year first written above.

COMPANY:NABORS INDUSTRIES LTD.

By:______________________________